As filed with the Securities and Exchange Commission on July 15, 2021

Registration No. 333-226291

Registration No. 333-230294

Registration No. 333-237053

Registration No. 333-253448

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226291

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230294

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237053

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253448

UNDER THE SECURITIES ACT OF 1933

CONSTELLATION PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-1741721
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

215 First Street, Suite 200 Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Constellation Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan

Constellation Pharmaceuticals, Inc. 2018 Equity Incentive Plan

Constellation Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan

(Full title of plan)

Lara Smith-Weber

President, Secretary, Treasurer

Constellation Pharmaceuticals, Inc.

c/o MorphoSys AG

Semmelweisstraße 7

82152 Planegg

Germany

+49 89-89927-0

(Name, address and telephone number of agent for service)

Copies to:
Stephan Hutter Graham Robinson Faiz Ahmad Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, MA 02116 (617) 573-4850

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Constellation Pharmaceuticals, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (File No. 333-226291), registering 5,908,939 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), filed with the Securities and Exchange Commission on July 23, 2018;

•	Registration Statement on Form S-8 (File No. 333-230294), registering 1,032,125 shares of Common Stock, filed with the Securities and Exchange Commission on March 15, 2019;

•	Registration Statement on Form S-8 (File No. 333-237053), registering 2,085,952 shares of Common Stock, filed with the Securities and Exchange Commission on March 10, 2020; and

•	Registration Statement on Form S-8 (File No. 333-253448), registering 2,387,224 shares of Common Stock, filed with the Securities and Exchange Commission on February 24, 2021.

On July 15, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of June 2, 2021, by and among the Company, MorphoSys AG, a German stock corporation (Aktiengesellschaft) (“Parent”), and MorphoSys Development Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, by filing these post-effective amendments, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on July 15, 2021.

CONSTELLATION PHARMACEUTICALS, INC.

By:	/s/ Lara Smith-Weber
Name:	Lara Smith-Weber
Title:	President, Secretary, Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.